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                                                                    EXHIBIT 11.1



                                  VIASAT, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)



                                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                                  DECEMBER 31,                   DECEMBER 31,
                                          --------------------------      --------------------------
                                             1997            1996            1997            1996
                                          ----------      ----------      ----------      ----------
Net Income                                $1,350,000      $  853,000      $3,729,000      $1,935,000
                                          ==========      ==========      ==========      ==========

Weighted average number of common          7,810,233       6,426,022       7,781,976       6,098,790
shares outstanding

Incremental shares for computing
diluted earnings per Share                   404,556         226,206         382,830         191,910

Total number of shares for computing
diluted earnings per share                 8,214,789         652,228       8,164,806       6,290,700
                                          ==========      ==========      ==========      ==========

Basic earnings per share                  $      .17      $      .13      $      .48      $      .32
                                          ==========      ==========      ==========      ==========

Diluted earnings per share                $      .16      $      .13      $      .46      $      .31
                                          ==========      ==========      ==========      ==========










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